Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is made and entered into as of January 25, 2022, by and among Sports Ventures Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Prime Focus World N.V., a public limited liability company incorporated in the Netherlands (the “Company”) and AKICV LLC, a Delaware limited liability company (the “Sponsor”), the principal shareholder of SPAC. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on January 25, 2022, the Company, PF Overseas Limited, a limited liability company incorporated in Mauritius, Prime Focus 3D Cooperatief U.A., a Dutch cooperative association, each shareholders of the Company, the Sponsor, and SPAC entered into that certain Business Combination Agreement (the “Business Combination Agreement” or “BCA”);

WHEREAS, at the Closing of the Business Combination Agreement, the Company Stockholders and SPAC shall effect the Company Exchange (as defined in the BCA);

WHEREAS, the Sponsor agrees to enter into this Agreement with respect to all SPAC Securities (as defined below) that the Sponsor now or hereafter owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record as of the Closing;

WHEREAS, the Sponsor is the beneficial and/or record owner of, and has the sole right to vote or direct the voting of, such number of shares of SPAC Securities as are set forth on Schedule A attached hereto opposite the name of the Sponsor;

WHEREAS, each of SPAC, the Company and the Sponsor has determined that it is in its respective best interests to enter into this Agreement;

WHEREAS, the Sponsor understands and acknowledges that the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement; and

WHEREAS, following the date hereof, SPAC intends to file with the SEC a proxy statement in connection with the matters set forth in Section 7.02(a) of the BCA (the “Proxy Statement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate(s)” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that neither the Company nor any Company Subsidiary will be deemed an Affiliate of the Sponsor).

“Expiration Time” shall mean the earlier to occur of (a) the Company Exchange Effective Time, (b) such date as the BCA shall be validly terminated in accordance with Article IX thereof and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“SPAC Securities” means, collectively, the Class A Ordinary Shares of SPAC, the Class B Ordinary Shares of SPAC, any securities convertible into or exchangeable for any of the foregoing and any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by the Sponsor hereto.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the BCA and the consummation of the transactions contemplated hereby and thereby.

2. Agreement to Retain the SPAC Securities.

2.1 No Transfer of SPAC Securities. Until the Expiration Time, the Sponsor agrees not to, other than as expressly required by the Business Combination Agreement (including pursuant to the Company Exchange) (a) Transfer any SPAC Securities, (b) deposit any SPAC Securities into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to SPAC Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement), (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any SPAC Securities held by the Sponsor, or (d) publicly announce any intention to effect any transaction specified in clauses (a), (b) or (c); provided, that the Sponsor may Transfer any such SPAC Securities to any Affiliate of the Sponsor, if, and only if, the transferee of such SPAC Securities evidences in a writing reasonably satisfactory to each of SPAC and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor.

2.2 Additional SPAC Securities. Until the Expiration Time, the Sponsor agrees that any SPAC Securities that (a) are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Securities or otherwise, (b) the Sponsor purchases or otherwise hereinafter acquires or (c) with respect to which the Sponsor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by the Sponsor as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any SPAC Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve; Anti-Dilution.

3.1 Hereafter until the Expiration Time, the Sponsor agrees that, except as otherwise agreed in writing with each of SPAC and the Company:

(a) as soon as reasonably practicable after the definitive Proxy Statement has been filed with the SEC and delivered or otherwise made available to the stockholders of SPAC, the Sponsor shall execute and deliver a written consent (the “Written Consent”), which consent shall approve the Business Combination Agreement and the other transactions that are to occur in connection with the Company Exchange (the “Transactions”). Following such execution and delivery, the Sponsor hereby agrees that it will not revoke, withdraw or repudiate the Written Consent. The Written Consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable; and

(b) at the Closing of the Company Exchange, the Sponsor shall execute and deliver the Amended and Restated Registration Rights Agreement, substantially in the form attached as Exhibit B to the Business Combination Agreement.

Hereafter until the Expiration Time, and subject to Section 2 hereof, the Sponsor shall not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the SPAC Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the SPAC Securities that would prevent, materially restrict, materially limit or materially interfere with the performance of the Sponsor’s obligations hereunder or the consummation of the transactions contemplated hereby.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of SPAC, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of SPAC Securities to adopt the Business Combination Agreement, or approve the Company Exchange and the other Transactions, or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, the Company Exchange or the other Transactions is sought or upon which a consent or other approval is required under the Company’s Articles of Association, the Sponsor shall (a) when such meeting is held, appear at such meeting or otherwise cause the Sponsor’s shares of SPAC Securities entitled to vote or consent on matters put to a vote or consent as applicable, of the stockholders of SPAC (such shares of Capital Stock, the Sponsor’s “Voting Covered Shares”) to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) all the Sponsor’s Voting Covered Shares currently or hereinafter owned by the Sponsor in favor of the foregoing. Additionally, hereafter until the Company Exchange Time, at any meeting of the stockholders of SPAC, or at any postponement or adjournment thereof, the Sponsor shall vote (or cause to be voted) all shares of such Sponsor’s Voting Covered Shares against any action, agreement or transaction (other than the Business Combination Agreement or the Transactions) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of SPAC or at any postponement or adjournment thereof or in any other circumstances upon which the Sponsor’s vote, consent or other approval (including by written consent) is sought, the Sponsor shall vote (or cause to be voted) all the Sponsor’s Voting Covered Shares, currently or hereinafter owned by the Sponsor against and withhold consent with respect to any Acquisition Proposal. The Sponsor shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

3.4 The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Transactions) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the Svac Organizational Document, those certain Anti-Dilution Provisions of Article 17.3 of the Svac Organizational Document. The waiver specified in this Section 3.4 shall be applicable only in connection with the Transactions contemplated by the Business Combination Agreement and this Agreement (and any Class A Ordinary Shares or equity-linked securities issued in connection with the transactions contemplated by the Business Combination Agreement and this Agreement) and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

3.5 The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of January 5, 2021, by and among the Sponsor and SPAC (the “Letter Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Svac Ordinary Shares owned by such Sponsor in connection with the transactions contemplated by the Business Combination Agreement.

3.6 Hereafter until the Expiration Time, the Sponsor shall not modify or amend any Contract between or among the Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of the Sponsor (other than SPAC), on the one hand, and SPAC, on the other hand, including, for the avoidance of doubt, the Letter Agreement; provided, however, that the Sponsor and the SPAC may amend Section 7(a) of the Letter Agreement to provide for the release from the lock-up set forth in that of 3,004,375 Founder Shares (and the Ordinary Shares issuable upon the conversion thereof) upon the closing of the initial Business Combination.

4. Additional Agreements.

4.1 Litigation. The Sponsor agrees not to commence, join in support of, facilitate, or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company, or any other party to the Business Combination Agreement or any of their successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Business Combination Agreement.

4.2 Consent to Disclosure. The Sponsor hereby consents to the publication and disclosure in the definitive Proxy Statement (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of the Sponsor’s identity and beneficial ownership of SPAC Securities and the nature of the Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. The Sponsor will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

4.3 Confidentiality. Until the Expiration Time, the Sponsor will and will cause its Affiliates to keep confidential and not disclose any non-public information relating to SPAC or the Company or any of their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by the Sponsor in breach of this Section 4.3, (ii) is, was or becomes available to the Sponsor on a non-confidential basis from a source other than SPAC or the Company; provided that, to the knowledge of the Sponsor, such information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to SPAC or the Company or (iii) is or was independently developed by the Sponsor after the date hereof without use of, or reference to any non-public information of SPAC or the Company. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that the Sponsor gives SPAC or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that SPAC or the Company may seek, at its expense, an appropriate protective order or similar relief (and the Sponsor shall reasonably cooperate with such efforts).

5. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants, severally and not jointly, to SPAC and the Company as follows:

5.1 Due Authority. The Sponsor has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Sponsor and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except as limited by applicable Enforceability Exceptions.

5.2 Ownership of the SPAC Securities. As of the date hereof, the Sponsor is the owner of the SPAC Securities set forth opposite the Sponsor’s name on Schedule A, free and clear of any and all Liens, options, rights of first refusal and limitations on the Sponsor’s voting rights, other than transfer restrictions under applicable securities laws or the Company Articles of Association or any equivalent organizational documents of the Company, as applicable. The Sponsor has sole voting power (including the right to control such vote as contemplated herein), power of disposition and power to issue instructions with respect to all SPAC Securities currently owned by the Sponsor, and the power to agree to all of the matters applicable to the Sponsor set forth in this Agreement. As of the date hereof, the Sponsor does not own any SPAC Securities other than the SPAC Securities set forth opposite the Sponsor’s name on Schedule A. As of the date hereof, the Sponsor does not own any rights to purchase or acquire any SPAC Securities.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of the obligations under this Agreement and the compliance by the Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to the Sponsor, (ii) conflict with or violate the Company Articles of Association or any equivalent organizational documents of the Sponsor, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the SPAC Securities owned by the Sponsor pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Sponsor is a party or by which the Sponsor is bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by the Sponsor does not, and the performance of this Agreement by the Sponsor will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority or any other Person with respect to the Sponsor, other than those set forth as conditions to closing in the Business Combination Agreement.

5.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of the Sponsor after reasonable inquiry, threatened against the Sponsor that would reasonably be expected to materially impair the ability of the Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. The Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any SPAC Securities owned by the Sponsor (other than as contemplated by this Agreement and the Company Voting Agreement), (ii) granted any proxy, consent or power of attorney with respect to any SPAC Securities owned by the Sponsor (other than as contemplated by this Agreement and the Company Voting Agreement) or (iii) entered into any agreement, arrangement or understanding that would prohibit or prevent it from satisfying or would materially interfere with, or is otherwise materially inconsistent with, its obligations pursuant to this Agreement.

5.6 Broker. Except as described in Section 3.20 of the Business Combination Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Sponsor, for which the Company or any of its Affiliates may become liable.

5.7 Adequate Information. The Sponsor is a sophisticated stockholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC or the Company and based on such information as the Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Sponsor acknowledges that the agreements contained herein with respect to the SPAC Securities held by the Sponsor are irrevocable.

6. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of the Sponsor from serving on the board of directors of SPAC or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director of SPAC. The Sponsor is entering into this Agreement solely in its capacity as the owner of the Sponsor’s SPAC Securities.

7. Termination. This Agreement shall terminate and be of no further force or effect at the Expiration Time. Notwithstanding the foregoing sentence, this Section 7 and Section 10 shall survive any termination of this Agreement. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 7 shall relieve any party hereto of liability for any willful material breach of this Agreement or fraud prior to its termination.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to the Sponsor’s SPAC Securities. All rights, ownership and economic benefits of and relating to the Sponsor’s SPAC Securities shall remain fully vested in and belong to the Sponsor, and neither SPAC nor the Company shall have any authority to direct the Sponsor in the voting or disposition of any of SPAC Securities, except as otherwise provided herein.

9. Exclusivity.

(a) The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations regarding, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any Person, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal in violation of Section 7.12 of the Business Combination Agreement. The Sponsor shall, and shall direct its respective representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal (other than the transactions contemplated by the Business Combination Agreement) to the extent required by the applicable provisions of the Business Combination Agreement. The Sponsor may respond to any unsolicited proposal regarding an Acquisition Proposal by indicating that the Company is subject to an exclusivity agreement and that the Sponsor is unable to provide any non-public information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal for as long as the Business Combination Agreement remains in effect.

10. Miscellaneous.

10.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.2 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time. Notwithstanding the foregoing, this Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Company Exchange Effective Time or the termination of this Agreement.

10.3 Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.1. Subject to the first sentence of this Section 10.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 10.3 shall be void.

10.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

10.5 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or a New York State Court sitting in New York City (the “Chosen Courts”) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (1) any defense in any action for specific performance that a remedy at Law would be adequate and (2) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses, and such communications, to be valid, must be addressed as follows:

(i) if to SPAC or the Sponsor, to:

Sports Venture Acquisition Corp.
9705 Collins Ave 1901
Bal Harbour, FL 33154
Attention: Alan Kestenbaum, CEO
Email: AK@bi15.com

with a copy (which shall not constitute notice) to:

Arent Fox LLP
800 Boylston Street, 32nd Floor,

Boston, MA 02199
Attention: Tal M. Unrad; Michael Andresino
Email: tal.unrad@arentfox.com; michael.andresino@arentfox.com

(ii) if to the Company, to:

Prime Focus World N.V
160 Great Portland St. Fitzrovia

London. W1W 5QA

Attention: General Counsel
Email: cpfl@dneg.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk; Lewis Kneib
Email: steven.stokdyk@lw.com; lewis.kneib@lw.com

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action based upon, arising out of or related to this Agreement shall be brought in the Chosen Courts, so long as one of such courts shall have subject matter jurisdiction over such Action. Any cause of action arising out of this Agreement or any transactions contemplated hereby shall be deemed to have arisen from a transaction of business in the State of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement or any transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.7.

10.8 WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions CONTEMPLATED HEREBY. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the otherS hereto have been induced to enter into this Agreement and the Transactions CONTEMPLATED HEREBY, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.

10.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies.

10.10 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.11 Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12 Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document. The Sponsor acknowledges that Latham & Watkins LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the Transactions, and that such firm is not acting as counsel to the Sponsor.

10.13 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

10.14 Further Assurances. At the request of SPAC or the Company, in the case of the Sponsor, or at the reasonable request of the Sponsor, in the case of SPAC or the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

10.15 Waiver. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.16 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

SPORTS VENTURES ACQUISITION CORP.

By:	/s/ Alan Kestenbaum_
Name:	Alan Kestenbaum
Title:	Chief Executive Officer and Chairman of the Board

PRIME FOCUS WORLD N.V.

By:	/s/ Namit Malhotra
Name:	Namit Malhotra
Title:	Chief Executive Officer

AKICV LLC

By:	/s/ Alan Kestenbaum
Name:	Alan Kestenbaum
Title:	Managing Member

Schedule A

Sponsor	Shares of Company Class B Ordinary Shares
AKICV LLC	5,750,000